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                                                                   EXHIBIT 10.20

         KNOW ALL MEN BY THESE PRESENTS THAT THIS AGREEMENT is made and entered into by the Partnership of Perkins-Guidry-Beazley-Ostteen, herein represented by Bobby C. Ostteen, Partner, hereinafter referred to as Owner, and Seitel Geophysical, Inc., herein represented by the partners executing this instrument hereinafter, (hereinafter referred to as Tenant).

                                  WITNESSETH:

         Owner, in consideration of the rental hereinafter stated, and of the agreements of Tenant hereinafter contained, does hereby lease and let, unto Tenant, the following described premises situated in the City of Lafayette, Parish of Lafayette, State of Louisiana, to wit:

         That certain portion of a brick building known as building No. 22 of the Oil Center, located on Travis Street at Hermann Boulevard, said leased area measuring approximately 2,293 square feet including a pro rata share of common area.

         1. This lease is made and accepted for a term of two (2) years, Commencing June 1, 1996.

         2. Tenant shall pay to owner, as rent for the leased premises, the sum of One Thousand Six Hundred Twenty-Four and No/100 ($1,624.00) Dollars per month, payable in advance on the first day of each month during the term hereof by check drawn to the order of Owner and mailed to P.0. Box 51877, Lafayette, LA 70505.

         3. The premises herein leased are to be used exclusively for office use on connection with the carrying on of its business.

         4. Owner agrees that the leased premises are to be equipped with necessary and proper lighting fixtures, base receptacles, telephone outlets, electric drinking fountain, washrooms and toilet facilities.

         S. Owner will maintain the premises herein leased, and will maintain the landscaping of the grounds surrounding the building in which the leased premises are located. Owner agrees to make all necessary repairs caused by usual wear and tear, and not caused by the carelessness or neglect of the Tenant, or its employees or guests. Owner will pay for all water, heat, electric power and sewerage used in connection with the usual building or office utilities.

         6. It is understood that year round air conditioning is to be furnished by and at the expense of the Owner so that the building is suitably conditioned for occupancy from 7:30 A.M. to 5:30 P.M. on week days, Saturdays, Sundays and holidays excluded.
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If desired, however, special arrangements can be made so that service can be furnished beyond these hours, at the same cost to Tenant as that paid by owner. Owner will furnish Tenant janitor service for the purpose of keeping the building clean.

         7. The cost of utilities, janitorial service, property taxes, and insurance shall be reviewed at the end of each calendar year. If it is determined at that time that these costs with respect to the building for the 1996 year and actual expenses for said leased building for each remaining year have increased during the calendar year, this increase shall be paid by the Tenant on a pro rata basis, determined by the number of square feet occupied by the Tenant. The monthly rental for the succeeding year shall be adjusted to
reflect the increase of these costs.   As a basis of beginning, the 1996 costs
have been tabulated on a square foot basis as follows: Utilities - $1.58, Janitorial Service - .92, Property Tax - .43, Insurance - .12, for a total of $3.08. These amounts are subject to revision when the Building calculations for 1997 are complete and assessed for the 1997 increase. At that time, the present rent will be adjusted in accordance with the provisions stated herein.

         8. Owner agrees that all furniture, fixtures, or equipment located within the building and placed therein by Tenant, whether permanent or otherwise, may be removed by Tenant at the termination of the lease, provided that no rent is due by Tenant at such termination, and provided further that the Owner's building and premises are restored to its former condition, the usual wear and tear excepted.

         9. If Tenant shall fail to pay any fixed monthly rental within thirty (30) days of its due date, Owner shall give Tenant written notice of such delinquency, by registered mail, addressed to Tenant at 50 Briar Hollow Lane, 7th Floor West, Houston, TX 77027, and if such rent is not paid within thirty (30) days after receipt of such notice, then the monthly rental for the entire remaining term of the lease shall, at Owner's option, become due and payable without the necessity of further demand or putting in default, or Owner may, at its election, declare the lease terminated without further action.

         10. Owner grants to Tenant, as part of the consideration of this lease, the right and option to renew this lease, at the termination hereof, for an additional period of one (1) year. Should Tenant decide to exercise its option, it shall give Owner written notice of such intention, addressed to Owner, at P.O. Box 51877, Lafayette, Louisiana 70505, not less than 30 days prior to the termination of the two-year period herein provided. Such renewal shall be on the same terms and conditions as provided herein for the initial period, which shall include adjustments, if any, made to the rental consideration in connection with the property taxes, utilities, janitorial service and insurance.
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         11.     Tenant accepts the premises and improvements in the condition in which it finds the same when it takes possession under this lease, and agrees to return the premises to the Owner, at the termination of this lease, in good order and condition, the usual wear and tear excepted. Owner agrees to provide a lock on tenant's office.

         12. Tenant may assign this lease, or may sublease the leased premises, in whole or in part, but Tenant's liability to Owner, under the terms of this lease shall not be in any manner removed or affected by any such assignment or sublease.

         13. It is agreed by the parties hereto that the rights herein granted and obligations herein made shall apply to the successors, assigns and legal representatives of all the parties hereto.

         IN WITNESS WHEREOF this instrument is signed on this 28th day of May, 1996 in the presence of the undersigned competent witnesses.

WITNESSES:                              PERKINS-GUIDRY-BEAZLEY-OSTTEEN
                                        PARTNERSHIP

                                        BY:  /s/ Bobby C. Ostteen
-----------------------                     -----------------------------------
                                            Bobby C. Ostteen, Partner

                                        SEITEL GEOPHYSICAL, INC.


/s/ [illegible signature]               BY: /s/ Jay N. Silverman